As filed with the Securities and Exchange Commission on May 30, 2024

Registration No. 333-248138

Registration No. 333-252214

Registration No. 333-263204

Registration No. 333-270296

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-248138

FORM S-8 REGISTRATION STATEMENT NO. 333-252214

FORM S-8 REGISTRATION STATEMENT NO. 333-263204

FORM S-8 REGISTRATION STATEMENT NO. 333-270296

UNDER

THE SECURITIES ACT OF 1933

Inhibrx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-4257312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Corporate Drive Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

Inhibrx, Inc. Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan

(Full titles of the plans)

Michael J. Tolpa

President

Inhibrx, Inc.

251 Little Falls Drive

Wilmington, Delaware 19808

(302) 636-5401

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.

Amanda Fenster, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SHARES

Inhibrx, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.0001 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•

Registration Statement No.  333-248138, filed on August 19, 2020, relating to the registration of 3,000,000 Shares under the Inhibrx, Inc. Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan;

•

Registration Statement No.  333-252214, filed on January 19, 2021, relating to the registration of 1,508,496 Shares under the Inhibrx, Inc. Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan;

•

Registration Statement No.  333-263204, filed on March 1, 2022, relating to the registration of 1,559,652 Shares under the Inhibrx, Inc. Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan; and

•

Registration Statement No.  333-270296, filed on March 6, 2023, relating to the registration of 1,742,539 Shares under the Inhibrx, Inc. Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan.

On May 30, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 22, 2024, by and among the Registrant, Aventis Inc., a Pennsylvania corporation (“Aventis”), and Art Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Aventis (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Aventis (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements to remove from registration the Shares registered but remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Bridgewater Township, State of New Jersey, on May 30, 2024.

INHIBRX, INC.

By:	/s/ Michael J. Tolpa
Name: Title:	Michael J. Tolpa Director and President

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.